EXHIBIT 99.1

Medis Technologies Announces Comprehensive Cost Rationalization Actions

Company Reduces Ongoing Operating Costs by $2.6 Million on Annual Basis

New York - March 10, 2009 - Medis Technologies Ltd. (NASDAQ: MDTL) (Medis), a leading fuel cell technology company, today announced that consistent with its recent appointment of Tom Finn as executive vice president of operational restructuring, the Company has initiated a comprehensive cost rationalization plan designed to reduce operating costs and enhance operational efficiencies.

The cost rationalization plan includes an immediate staff reduction of approximately 50 employees from the Company’s Israeli office.  These positions are directly and indirectly related to operations and general administration of the Company.

The Company estimates that this strategic action will eliminate payroll and related expenses by approximately $2.6 million, on an annualized basis, with the benefit expected to be realized commencing in the 2009 second quarter.  As a result of this rationalization, Medis currently anticipates making approximately $430,000 in future severance-related payments (of which $180,000 has already been incurred), which are mandated under Israeli law or subject to pre-existing arrangements with the employees.

Medis also announced today that it is fully engaged in conversations with its major suppliers of goods and services and has initiated restructuring of its vendor processes and agreements.

“While this is a difficult decision due to the impact on our employees, the cost rationalization plan will enable Medis to maximize the value of its portable fuel cell technology as the Company continues its transition to a commercial entity,” commented Medis Technologies Chairman and CEO, Jose Mejia. “These strategic actions were carefully considered and are consistent with our previously announced priorities and operational goals. Looking ahead, we are confident that the dedication and leadership of our senior management team will continue to make the necessary operational enhancements for our continued progress.”

Mr. Finn commented, “Transformation is never easy, and always requires extraordinary thoughts and actions.  We are leveraging the same collaborative energy with our suppliers which enabled Medis to produce the world’s first and only portable fuel cell, and are working aggressively to create mutually beneficial solutions to address our market opportunities and demands.”

About Medis Technologies Ltd.

Medis Technologies' (NASDAQ: MDTL) (www.medistechnologies.com) is the creator of the first portable fuel cell generator. The company’s first generation of products, Medis 24/7 Xtreme Portable Power Solution and the Medis Fuel Cell Power Emergency Kit are available at Amazon.com and the FuelCellStore.com. The portable fuel cells can provide up to 90 hours of “green” energy to power personal electronics (i.e. cell phones, MP3 players, flashlights, etc.) anywhere without the need for a wall socket or any external electricity source.

Medis' indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

-ENDS-

For further information please contact:
Danielle DeVoren
Weber Shandwick
ddevoren@webershandwick.com / 212-445-8188

Omer Masud
Medis Technologies
omerm@medistechnologies.com / 212-935- 8484